EXHIBIT 10.4

                           CONVEST ENERGY CORPORATION

                                 [CONVEST LOGO]

                                 August 31, 1996

Mr. Richard T. Howell
Convest Energy Corporation
2401 Fountainview Drive, Suite 700
Houston, Texas  77057

Dear Dick:

        This letter will confirm the terms of your severance arrangement with Convest Energy Corporation (the "Company"), which are set forth below:

        1. Your resignation as an officer and director of the Company will be effective August 31, 1996, but you will remain an employee until October 22, 1996, during which time you will be entitled to use your existing vacation days.

        2. You will be paid (i) a lump sum of $9,709.68 payable on October 22, 1996, (ii) your base annual salary of $250,000 payable in accordance with the regular payroll procedures of the Company until October 22, 1997 (the "Continuation Period"), and (iii) a lump sum of $12,000 payable at the end of the Continuation Period. All such payments shall be less applicable withholding taxes. Notwithstanding the above, you will have the option, at any time after January 1, 1997, to elect to have the Company pay your base salary for the remainder of the Continuation Period, and the $12,000 lump sum, in a lump sum in cash, less applicable withholding taxes.

        During the Continuation Period, the Company will (i) pay the Company's portion of the cost of continued health and dental coverage under the Comprehensive Omnibus Budget Reconciliation Act ("COBRA") that would otherwise be payable by you in order to maintain COBRA coverage for you and your dependents under the terms of the Company's existing group health and dental insurance policies, and (ii) convert your coverage under the Company's existing group life insurance and long term disability insurance to individual policies and pay the premiums on those policies during the Continuation Period; provided, however, that the Company has been advised that its long term disability insurance carrier will only issue an individual long term disability insurance policy to you with a maximum benefit of $4,000 per month until age 65 (the "Individual LTD Policy"). You will also continue to participate in Convest's 401(k) plan during the Continuation Period in accordance with the applicable terms of the plan.

August 31, 1996
Page 2

        With respect to long term disability insurance, you are aware that the Company has spent a considerable amount of time and effort with its insurance agent and with other insurance agents to try to obtain additional long term disability insurance coverage for you, but so far has been unable to obtain additional coverage. Based on your salary, the Company has been advised that the maximum amount of individual coverage that could be obtained, assuming no medical history problems, would be a monthly benefit of $8,500 per month. The Company's insurance agent is continuing to try to obtain the additional benefit coverage of $4,500 per month with an individual policy and should know by December 1, 1996 whether any additional coverage can be obtained. If the Company can obtain the additional coverage with an individual policy providing the additional benefit of $4,500 per month, this coverage, together with the Individual LTD Policy, would provide you with a total benefit, if you were disabled in accordance with the terms of such policies, of $8,500 per month. If the Company is unable to obtain the additional coverage providing the additional benefit of $4,500 per month, or the additional coverage provides a monthly benefit of less than $4,500 per month, the Company agrees that it will self-insure this disability insurance coverage to the extent that the Company cannot obtain additional coverage with a monthly benefit of $4,500 per month. In other words, if you were to become disabled during the Continuation Period in accordance with the terms of the Individual LTD Policy and the individual long-term disability insurance policies obtained by the Company for your benefit provided a monthly benefit of less than $8,500 per month, the Company will pay the additional benefit (up to a maximum of $4,500 per month) during the period that the Individual LTD Policy is paying benefits to you up to age 65. In such event, the terms and provisions of the Individual LTD Policy shall control with respect to whether you are entitled to receive benefits from the Company and to what extent. You have agreed that the Individual LTD Policy and the Company's agreement set forth in this paragraph has fulfilled the Company's obligation to provide you with disability insurance during the Continuation Period.

        During the Continuation Period, the Company also will pay the base monthly dues of your membership (but no additional charges) at the University Club, but will not pay for a car allowance, car phone or other similar expenses. At the end of the Continuation Period, the University Club membership will be assigned to you (if necessary) without further cost to you.

August 31, 1996
Page 3

        3. Your stock options for 133,000 shares will vest in full on October 22, 1996 and will be exercisable for a period of one year ending on October 22, 1997, at which time they will terminate.

        4. During the Continuation Period, you will be entitled to either (i) the services of an outplacement agency with the fee payable by the Company up to a maximum of $25,000, or (ii) the payment of a lump sum of $25,000 in cash, less applicable withholding taxes. If you do not make an election prior to the end of the Continuation Period, the Company will pay you a lump sum of $25,000 in cash, less applicable withholding taxes. Also, if the outplacement agency fees are less than $25,000, you can elect to receive the balance in cash, less applicable withholding taxes.

        5. You will be permitted to take the personal computer and printer currently used by you without cost to you other than any required withholding taxes based on the estimated fair market value of such equipment.

        This severance arrangement shall be in lieu of any severance or other benefits or obligations of the Company under the Company's existing severance policy or the Severance Agreement dated April 3, 1995 between you and the Company.

        If the foregoing accurately sets forth our agreement with respect to your severance arrangement, please evidence your agreement by executing this letter in the space provided below and returning it to me.

                                           Very truly yours,

                                           CONVEST ENERGY CORPORATION


                                           By:/s/ MICHAEL Y. MCGOVERN
                                                  MICHAEL Y. McGOVERN, Chairman

AGREED TO as of the 31st day of August, 1996:

/s/ RICHARD T. HOWELL
RICHARD T. HOWELL